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                                                                     Exhibit 11



               Harte-Hanks Communications, Inc. and Subsidiaries
                        Earnings Per Share Computations

                     (in thousands, except per share data)


                                    PRIMARY

                                         Year Ended December 31,
                                       ---------------------------
                                        1996      1995      1994
                                       -------   -------   -------
Net income ........................    $40,621   $39,985   $28,885
                                       =======   =======   =======

Shares used in net earnings per
  share computations...... ........     38,577    36,805   $34,950
                                       =======   =======   =======

Earnings per share ................    $  1.05   $  1.09   $   .83
                                       =======   =======   =======


      COMPUTATION OF SHARES USED IN NET EARNINGS PER SHARE COMPUTATIONS


                                            Year Ended December 31,
                                         ---------------------------
                                           1996      1995      1994
                                         -------   -------   -------
Average outstanding common shares ....    36,414    34,978    33,385
Average common equivalent shares --
  dilutive effect of option shares ...     2,163     1,827     1,565
                                         -------   -------   -------
Shares used in net earnings
  per share computations .............    38,577    36,805    34,950
                                         =======   =======   =======


                                 FULLY DILUTED

                                            Year Ended December 31,
                                         ------------------------------
                                           1996       1995       1994
                                         --------   --------   --------
Net income ...........................   $ 40,621   $ 39,985   $ 28,885
                                         ========   ========   ========

Adjusted net income for interest
  on convertible note ................   $ 40,621   $ 40,298   $ 29,635
                                         ========   ========   ========

Shares used in net earnings
  per share computations .............     38,654     37,747   $ 37,144
                                         ========   ========   ========

Earnings per share ...................   $   1.05   $   1.07   $    .80
                                         ========   ========   ========


      COMPUTATION OF SHARES USED IN NET EARNINGS PER SHARE COMPUTATIONS

                                           Year Ended December 31,
                                         ---------------------------
                                          1996      1995      1994
                                         -------   -------   -------
Average outstanding common shares ....    36,414    34,978    33,385
Average common equivalent shares --
  dilutive effect of option shares ...     2,240     1,905     1,616
Dilutive effect of convertible note ..      --         864     2,143
                                         -------   -------   -------
Shares used in net earnings
  per share computations .............    38,654    37,747    37,144
                                         =======   =======   =======






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